FOR IMMEDIATE RELEASE

For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB REPORTS EPS OF $1.37 EX-ITEMS FOR Q1 2008;
COMPANY TO OPEN "THE GAS-SHALE CENTER FOR CANADA"

AMSTERDAM (23 April 2008) - Core Laboratories N.V. (NYSE: "CLB") reported first quarter 2008 net income of $29,333,000 and earnings of $1.22 per diluted share (EPS). Excluding certain gains and charges discussed below, the Company's operations generated net income of $32,905,000 and EPS of $1.37 increases of 30% and 32%, respectively, over year-earlier first quarter results. Year-over-year revenue for the quarter increased 15% to a record $179,437,000, while quarterly operating income, excluding those items, climbed 33% to $49,002,000. First quarter operating margins, defined as operating income divided by revenue, were 27%, an increase of approximately 370 basis points from year-earlier levels. Year-over-year quarterly incremental margins for the first quarter of 2008, defined as the change in operating income divided by the change in revenue, were 52%.

The record first quarter 2008 results were due to increased demand for Core's reservoir-optimizing technologies in several natural resource plays in North America, including Canadian oil-sand projects, tight-gas sands in the Rocky Mountain and Gulf Coast provinces, and gas-shale developments throughout North America. To meet the rapidly increasing demand for gas-shale technologies, Core is building "The Gas-Shale Center For Canada" at its Advanced Technology Center in Calgary and will open it later this year. The first quarter results were further boosted by the continued expansion of worldwide deepwater projects, including those in the Gulf of Mexico and especially those offshore Brazil and West Africa. Core's Middle East and Asia-Pacific operations also posted very strong results.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations posted record levels of revenue for the first quarter of 2008. Quarterly revenue was $100,501,000, an increase of 21% over first quarter 2007 totals and equal to the highest quarterly growth rate for Reservoir Description services in the past ten years. Quarterly operating income grew 37% to $23,017,000, and operating income margins increased approximately 270 basis points to 23%.

During the quarter, the Company received record amounts of core from Canadian oil-sand and North American gas-shale developments. The Company expects to analyze over 50 miles of oil-sand core, while continuing to process miles of gas-shale core from major U.S. plays, including the Barnett, Fayetteville, Haynesville, Woodford, Marcellus, and Bakken formations. In Canada, recent industry announcements regarding the potential of the Muskwa and Utica shale formations, among others, has led Core to expand its gas-shale capabilities in Canada. The Company is building "The Gas-Shale Center For Canada" in the Company's Advanced Technology Center in Calgary. The Center will parallel Core's technological efforts in the U.S. and be fully equipped to handle increasing footage of gas-shale cores from the Muskwa, Utica, and other organic-rich Canadian shales. Ultimately the Center will provide core collection and degasification field services, along with cutting-edge geological, geochemical, geomechanical, and petrophysical technologies to fully characterize the potential of Canadian gas-shales.

Production Enhancement

Production Enhancement operations posted record revenue, operating income, and operating margins for the first quarter of 2008. Quarterly revenue grew 14% to $67,024,000, while revenue increased at its fastest pace since the fourth quarter of 2006. Quarterly operating income increased 37% to $21,941,000, and operating margins expanded to 33%, an increase of over 500 basis points from first quarter 2007 results.

The increasing rate of revenue growth was related to further client acceptance of, and market penetration by, Core's SuperHEROTM perforating charges and associated gun systems, as well as successful bundling of fracture stimulation diagnostic services used to optimize production in gas-shale developments. Testing has demonstrated that Core's recently introduced 4-1/2" SuperHERO charge is the deepest-penetrating, minimum-debris perforation charge available. Moreover, additional SuperHERO charge designs for the Barnett and other gas-shales are nearing completion and will be available to the industry in 2008.

Core successfully continued to bundle fracture diagnostic technologies used to optimize multi-staged simultaneous hydraulic fracture stimulation programs. By combining its patented ZeroWashTM and SpectraChemTM tracer technologies with its proprietary SpectraScanTM service, Core has enabled clients to increase hydrocarbon flow from recently drilled and stimulated gas-shale reservoirs.

Reservoir Management

Reservoir Management operations posted first quarter 2008 revenues of $11,912,000 and operating income of $4,227,000, yielding operating margins of 35%. Year-over-year quarterly revenue was down 13% because 2007 first quarter revenue included the culmination of several large projects, but operating profit increased over 14% because the projects performed during the first quarter of 2008 yielded higher margins.

During the quarter, three additional companies joined Core Laboratories' industry-leading Reservoir Characterization and Production Properties of Gas Shales study. The total number of participants has now reached 58. In addition, a group of 15 companies commissioned Core to do a subset gas-shale study focused solely on the Marcellus shale in the Appalachian region. This study commenced in March. Finally, nine international companies are supporting the worldwide characterization of tight-gas sands, with special emphasis in the Middle East region.

Core continues to expand its Deepwater Santos Basin and Pre-Salt Brazil projects, which provide detailed investigations of the sedimentological, petrographical, biostratigraphical, geochemical, and petrophysical properties of the reservoirs and source horizons, integrated with an evaluation of associated seal-rock lithologies and correlated with local deep-seated basement tectonic structures. The objectives of these deepwater studies are to integrate well data with available seismic lines and to provide a comprehensive regional interpretation through correlation with core and outcrop studies and analog models. Twenty oil companies, including Petrobras, Amerada Hess, Repsol, Exxon-Mobil, Chevron, Total, and StatoilHydro, among others, are using the results to plan and refine exploration and exploitation programs in the deepwater off Brazil.

Share Repurchase Program

Core continued its Share Repurchase Program during the first quarter, purchasing approximately 208,000 common shares in the open market for a total of almost $24,000,000. The repurchased shares equaled approximately 0.9% of Core's current quarterly outstanding share total of 23,998,000, which is the lowest quarterly outstanding share total in over ten years.

Specific Items

Core sold a small office building in New Jersey during the quarter for proceeds of $2,200,000 and a pre-tax gain of $1,050,000. The Company will continue, on a temporary basis, to utilize the space. Also in the quarter, an executive officer retired which entitled him to receive payment for benefits of $1,050,000, pursuant to the terms of an employment agreement and bonus arrangement. Additionally, the Company recorded a $5,000,000 expense for the expected settlement of certain non-income related taxes.

Second Quarter and Full-Year 2008 Guidance

For the second quarter of 2008, Core expects revenues to range between $185,000,000 and $190,000,000, a sequential increase over first quarter revenues even after accounting for seasonal effects in Canada. Earnings per diluted share are expected to range from $1.46 to $1.50, up 24% to 27% from the $1.18 reported for the second quarter of 2007. The Company expects second quarter 2008 operating income of $52,680,000 to $54,470,000. The second quarter 2008 guidance assumes year-over-year incremental margins exceeding 50%, a corporate tax rate of 32%, and diluted shares outstanding of approximately 24,400,000. The new guidance to a higher tax rate of 32%, from 31%, and the guidance to higher diluted shares outstanding of 24,400,000, from 24,000,000, affects second quarter EPS guidance by approximately $0.04 to 0.05, using the mid-point guidance for operating income of $53,575,000.

For the full-year 2008, Core now anticipates revenue in the $775,000,000 to $785,000,000 range, up approximately 16% over full-year 2007 results. Core expects full-year 2008 earnings per diluted share to range between $5.90 and $6.05, an increase of up to 24% over year-earlier totals, excluding the effects of non-recurring charges. The new 2008 guidance assumes incremental margins of more than 40%, an effective tax rate of 32%, and diluted shares outstanding of 24,400,000.

Capital expenditures for 2008 are now expected to be approximately $25,000,000 to $30,000,000. Capital expenditures will be focused on the build-out of The Gas-Shale Center For Canada, the construction of a large laboratory facility to consolidate US Gulf Coast operations, and continued expansion of Core's operations in the Middle East and Asia-Pacific regions.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 24 April 2008. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2007 Form 10-K filed on 22 February 2008, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(UNAUDITED)

	Three Months Ended
	31 March 2008	31 March 2007

REVENUES	$ 179,437	$ 155,723

OPERATING EXPENSES:
Costs of services and sales	119,473	107,249
General and administrative expenses	8,289	8,039
Depreciation and amortization	5,239	4,578
Other (income) expense, net	2,168	(863)
	135,169	119,003

OPERATING INCOME	44,268	36,720
INTEREST EXPENSE	644	632

INCOME BEFORE INCOME TAX EXPENSE	43,624	36,088
INCOME TAX EXPENSE	14,291	10,826
NET INCOME	$ 29,333	$ 25,262

Diluted Earnings Per Share:	$ 1.22	$ 1.04

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	23,998	24,322

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 100,501	$ 83,163
Production Enhancement	67,024	58,807
Reservoir Management	11,912	13,753
Total	$ 179,437	$ 155,723

Operating income:
Reservoir Description	$ 23,017	$ 16,773
Production Enhancement	21,941	16,052
Reservoir Management	4,227	3,697
Corporate and other	(4,917)	198
Total	$ 44,268	$ 36,720

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
 (amounts in thousands)
(Unaudited)

ASSETS:	31 March 2008	31 December 2007

Cash and Cash Equivalents	$ 28,527	$ 25,617
Accounts Receivable, net	146,736	137,231
Inventory	31,613	29,363
Other Current Assets	37,807	28,488
Total Current Assets	244,683	220,699

Property, Plant and Equipment, net	92,850	93,038
Intangibles, Goodwill and Other Long Term Assets, net	185,375	191,053
Total Assets	$ 522,908	$ 504,790

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 35,690	$ 39,861
Other Current Liabilities	57,787	58,179
Total Current Liabilities	93,477	98,040

Long-Term Debt and Lease Obligations	300,000	300,000
Other Long-Term Liabilities	54,850	44,607
Shareholders' Equity	74,581	62,143
Total Liabilities and Shareholders' Equity	$ 522,908	$ 504,790

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Three Months Ended
31 March 2008

CASH FLOWS FROM OPERATING ACTIVITIES	$ 25,440

CASH FLOWS FROM INVESTING ACTIVITIES	(3,667)

CASH FLOWS FROM FINANCING ACTIVITIES	(18,863)

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,910
CASH AND CASH EQUIVALENTS, beginning of period	25,617
CASH AND CASH EQUIVALENTS, end of period	$ 28,527

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these items; we felt that presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income

Three Months Ended
31 March 2008

Operating income	$ 44,268
Gain on sale of building	(1,054)
Severance	758
Non-income related taxes	5,030
Operating income excluding specific items	$ 49,002

Reconciliation of Net Income

Three Months Ended
31 March 2008

Net income	$ 29,333
Gain on sale of building (net of tax)	(709)
Severance (net of tax)	510
Net impact of non-income related taxes	3,771
Net income excluding specific items	$ 32,905

Reconciliation of Diluted Earnings Per Share

Three Months Ended
31 March 2008

Diluted earnings per share	$ 1.22
Gain on sale of building (net of tax)	(0.03)
Severance (net of tax)	0.02
Net impact of non-income related taxes	0.16
Diluted earnings per share excluding specific items	$ 1.37

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